                                                                    Exhibit 99.1

                         Royal Bank America Media Alert

                                                     For additional information:
                                             Marc Sanders, Director of Marketing
                            610-668-4700 x269 - marcsanders@royalbankamerica.com

           ROYAL BANK AMERICA PARENT CO. INCREASES CASH DIVIDEND 4 1/2
         REPORTS 14% INCREASE IN CORE EARNINGS; LOANS UP 10%; DEPOSITS
             UP 12%; ISSUES 46TH CONSECUTIVE QUARTERLY CASH DIVIDEND

NARBERTH, PA - October 18, 2006 - Royal Bank America President/CEO Joseph P. Campbell announced net income core earnings (defined as net income less non-recurring items) for the Bank's holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) for the three months ended September 30, 2006 of $4.8 million or $0.38 basic earnings per share, compared to $4.2 million or $0.33 basic earnings per share for the same period in 2005. Core earnings for the nine months ended September 30, 2006 were $13.7 million or $1.07 basic earnings per share, compared to $12.2 million or $0.95 basic earnings per share for the same period in 2005. For the third quarter of 2006, non-recurring items include: a $1.5 million prepayment fee, $643 thousand in exit fees collected on two mezzanine loans and $480 thousand from the sale of other real estate owned. For the third quarter of 2005, non recurring items include $275 thousand in exit fees collected and $798 thousand from the sale of other real estate owned. For the nine months ended September 30, 2006, non-recurring items include: a $1.5 million prepayment fee, $643 thousand in exit fees collected on two mezzanine loans and $2.1 million from the sale of other real estate owned. For the nine months ended September 30, 2005, there were $1.6 million in exit fees collected, a $1.8 million equity distribution from a variable interest entity, $1.5 million from the sale of other real estate owned and a $1.7 million reduction in tax expense resulting from a reduction in a deferred tax valuation allowance. In addition, a $930 thousand expense related to the company's pension plan was recorded. A reconciliation of net income to core earnings, as well as related per share amounts, is included in a later section of this release.

Net income (including non-recurring items) for the three months ended September 30, 2006 was $6.5 million or $0.51 basic earnings per share, compared to $4.9 million or $0.38 basic earnings per share for the same period in 2005. Net income (including non-recurring items) for the nine months ended September 30, 2006 was $16.4 million or $1.28 basic earnings per share, compared to $16.5 million or $1.29 basic earnings per share for the same period in 2005.

For the third quarter of 2006, interest income was $25.4 million compared to $19.6 million for the same quarter in 2005, an increase of $5.8 million. This increase is primarily due to growth in the average loan balances along with higher interest earned on our variable rate portfolio during the 3rd quarter as compared to the same period in 2005. In addition there was a $1.5 million prepayment fee and $643 thousand in exit fees resulting from two mezzanine loans collected during the quarter. The amount of the increase attributable to loan growth was $4.8 million and the amount attributable to interest rates on loans was $1.2 million. These increases were partially offset by a decline in the average balance of the investment portfolio, and hence a corresponding reduction in income for investments. Net loans increased 10% or $56.1 million from December 31, 2005 to $595.5 million at September 30, 2006. This increase is primarily due to an increased demand for commercial and construction loan products that are being offered at competitive rates coupled with an increase in volume from the Royal Asian Bank division and the Equity/Mezzanine division.

Interest expense increased $3.6 million to $12.4 million for the quarter ended September 30, 2006 compared to the same period in 2005. For the nine-month period ended September 30, 2006, interest expense increased $10.3 million to $34.1 million compared to the same period in 2005. The increase in interest expense was due to an increase in the average balance of deposits along with higher interest rates paid on deposits and borrowings. Total deposits increased 12% at September 30, 2006 from December 31, 2005, primarily as a result of attractive certificate of deposit rates being offered during the first nine months of 2006. During this period, brokered deposits increased $19.3 million. These funds were utilized to fund a portion of loan growth.

Net interest margin (less non-recurring items) was 3.90% for the third quarter of 2006 compared to 3.93% for the third quarter of 2005. Net interest margin (less non-recurring items) was 4.02% for the nine months ended September 30, 2006, compared to 3.91% for the same period in 2005.

During the third quarter of 2006, $303 thousand was recorded to increase the allowance for loan losses. This additional provision reflects $472 thousand related to specific loans which was partially offset by a reduction to the reserve resulting from mezzanine loans payoffs, of approximately $11.5 million, that had specific reserves. In addition there was a reduction in loan balances of $17.7 million at quarter ended September 30, 2006 compared to June 30, 2006. For the nine-month period ended September 30, 2006, $1.6 million was recorded to increase the allowance, of which $1.0 million was related to specific loans and the remainder was attributed to loan growth during 2006. Included in the reserves are mezzanine loans, which generally provide higher yields but which management has determined to have a higher level of risk compared to the remainder of loan portfolio.

Consolidated total assets ended September 30, 2006 at $1.30 billion. Return on assets for the nine-month period ended September 30, 2006 was 1.7%. Return on equity for the nine-month period ended September 30, 2006 was 14.0%.

The Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 46th consecutive quarterly cash dividend on October 18, 2006. This dividend will be twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class A common stock and thirty-three and six hundred twenty five ten thousandths cents ($.330625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is November 1, 2006, and the payment date is November 15, 2006.

ABOUT ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Royal Bancshares of Pennsylvania, Inc. headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

                                            THREE MONTHS                 NINE MONTHS
                                          ENDED SEPT. 30TH            ENDED SEPT. 30TH
(dollars in thousands, except for     -------------------------   -------------------------
earnings per share)                       2006         2005            2006         2005
-----------------------------------   -----------   -----------   -----------   -----------
                                      (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Interest Income                         $25,430       $19,645       $69,531       $56,179
Interest Expense                         12,385         8,751        34,093        23,812
                                        -------       -------       -------       -------
Net Interest Income                      13,045        10,894        35,438        32,367
Provision for Loan Losses                   303             0         1,601             1
                                        -------       -------       -------       -------
Net Interest Income after Provision      12,742        10,894        33,837        32,366
Non Interest Income                       3,936         3,294         9,834         9,787
Non Interest Expense                      7,061         7,527        19,657        21,455
                                        -------       -------       -------       -------
Income before Taxes                       9,617         6,661        24,014        20,698
Income Taxes                              3,102         1,758         7,567         4,232
                                        -------       -------       -------       -------
Net Income                                6,515         4,903        16,447        16,466
Earnings per share -basic               $   .51       $   .38       $  1.28       $  1.29
SELECTED RATIOS:
Return on Average Assets                    2.0%          1.5%          1.7%          1.8%
Return on Average Equity                   16.2%         13.3%         14.0%         15.4%
Average Equity to Assets                   12.1%         11.5%         11.9%         11.4%
Book Value Per Share                    $ 12.66       $ 11.34

CONDENSED BALANCE SHEET

(in thousands)                                  SEPT. 30, 2006   DEC. 31, 2005
--------------------------------------------    --------------   -------------
                                                  (UNAUDITED)
Cash and Cash Equivalents                         $   14,170       $   30,895
Investment Securities                                576,534          598,730
Loans Held for Sale                                      980              803
Loans (net)                                          595,475          539,360
Premises and Equipment (net)                          52,510           66,581
Accrued Interest receivable                           16,783           14,843
Other Assets                                          45,217           49,807
                                                  ----------       ----------
   Total Assets                                   $1,301,669       $1,301,019
                                                  ----------       ----------
Deposits                                             782,708          697,409
Borrowings                                           306,030          401,356
Other Liabilities                                     21,713           18,485
Subordinated debentures                               25,774           25,774
Minority Interest                                      2,764            2,487
Shareholders' Equity                                 162,680          155,508
                                                  ----------       ----------
   Total Liabilities and Shareholders' Equity     $1,301,669       $1,301,019
                                                  ----------       ----------

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) "Variable Interest Entities."

NOTE: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Management uses the non-GAAP measure of core earnings from core earnings or operating earnings in its analysis of the company's performance. This measure, as used by the company, adjusts net income determined in accordance with GAAP to exclude the effects of certain non-recurring special items, including significant gains or losses that are unusual in nature. Because certain of these items and their impact on the company's performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of the company's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table reconciles our GAAP net income to core earnings for the periods presented:

                                                       FOR THE THREE       FOR THE NINE
                                                       MONTHS ENDED       MONTHS ENDED
                                                        SEPT. 30TH         SEPT. 30TH
                                                        (UNAUDITED)        (UNAUDITED)
                                                     ----------------   -----------------
(amounts in thousands, except for per share data)      2006     2005      2006      2005
                                                     -------   ------   -------   -------
Net Income                                           $ 6,515   $4,903   $16,447   $16,466
Changes
   Loan exit fees                                       (643)    (275)     (643)   (1,568)
   Prepayment fees                                    (1,500)      --    (1,500)       --
   Gains from variable interest entities                  --       --        --    (1,792)
   Pension plan expense                                   --       --        --       930
   Gains on other real estate owned                     (480)    (798)   (2,054)   (1,491)
                                                     -------   ------   -------   -------
Total Changes                                         (2,623)  (1,073)   (4,197)   (3,921)
Tax effect                                               918      376     1,469     1,372
Reduction tax expense                                     --       --        --    (1,700)
Net impact of changes                                 (1,705)    (697)   (2,728)   (4,249)
                                                     -------   ------   -------   -------
Net income adjusted                                  $ 4,810   $4,206   $13,719   $12,217
                                                     =======   ======   =======   =======
Basic earnings per share                             $  0.51   $ 0.38   $  1.28   $  1.29
Adjusted earnings per share                          $  0.38   $ 0.33   $  1.07   $  0.95